Exhibit 10.2

10X FUND, L.P.

1099 Forest Lake Terrace

Niceville, Florida 32578

August 11, 2009

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, MA 02459

Re:	Securities Purchase Agreement dated February 12, 2009 (the “Securities Purchase Agreement”) by and between 10X Fund, L.P. (the “Fund”) and Pro-Pharmaceuticals, Inc. (the “Company”)

Dear Sirs:

I am writing to confirm that the Fund and the Company have agreed to the following in relation to the Securities Purchase Agreement and the shares of Series B-1 Convertible Preferred Stock issued thereunder:

(1)	the “Final Purchase Date” (as defined in the Securities Purchase Agreement) is hereby extended for six months, i.e., from August 11, 2009 to February 11, 2010; and

(2)	The definition for “Series B-1 Redemption Date” contained in Section 1 of the Certificate of Designation of Preferences, Rights and Limitations for the Series B-1 Convertible Preferred Stock (the “Certificate of Designation”) shall be amended to provide that such date will be nineteen (19) months after the Original Issue Date of the Series B-1 Convertible Preferred Stock.

(3)	The definition for “Final Purchase Date” contained in Section 1 of the Certificate of Designation shall be amended to provide that is February 11, 2010.

(4)	Section 3 of the Certificate of Designation shall be amended to provide that the Company shall pay dividends on all shares of Preferred Stock issued thereunder in shares of Common Stock of the Company valued at $0.50 per share regardless of the actual market price of the Common Stock on the date of payment of the dividend, and that the Registration Statement Condition must only be true as to any dividends paid on or after June 30, 2010.

(5)	Section 6(a)(A) of the Certificate of Designation shall be amended to provide that the Conversion Price of the Series B-1 or B-2 Convertible Preferred Stock will not be adjusted to the extent the Company pays dividends on its Series A 12% Convertible Preferred Stock in shares of Common Stock.

(6)	The Fund hereby waives any adjustment to the Conversion Price of the Preferred Stock resulting from the stock dividend paid on the Company’s Series A 12% Convertible Preferred Stock on March 31, 2009.

(7)	The Fund hereby agrees to accept shares of Common Stock valued at $0.50 per share in payment of the dividends due on the Series B-1 and B-2 Convertible Preferred Stock on June 30, 2009, notwithstanding the terms of Section 3 of the Certificate of Designation.

In order to implement the agreements in Paragraph (2), (3), (4) and (5) above, the Company shall file the attached amendment to Certificate of Designation. This letter represents the entire agreement of the parties with respect to the subject matter of this letter. Nothing hereby shall be deemed to modify, amend, or waive any provision of the Securities Purchase Agreement, or any documents or securities executed or issued pursuant thereto, except to the extent specifically stated herein. Please confirm that the Company has agreed to the terms set forth in this letter by executing and returning a copy of this letter to me.

Very truly yours,

10X FUND, L.P., a Delaware limited partnership

	By:	10X CAPITAL MANAGEMENT, LLC, a Florida limited liability company

/s/ James Czirr
By:	James Czirr, Manager

ACCEPTED AND AGREED TO:

PRO-PHARMACEUTICALS, INC.

/s/ Anthony Squeglia
By:	Anthony Squeglia
Its:	CFO